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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                           COMMISSION FILE NO. 000-27631

                                  TMANglobal.com, Inc.


          FLORIDA                                          65-0782227
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 Incorporation or Organization)


10693 Anna Marie Drive, Glen Allen, Virginia                 23060
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                   (ZIP CODE)

                                 (804) 290-0803
              (Registrant's telephone number, including area code)

             Title of each class of securities covered by this form:
                    Common Stock, $0.0001 par value per share


                       ----------------------------------


   Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains: None


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)  [X]               Rule 12h-3(b)(1)(i)  [X]
       Rule 12g-4(a)(1)(ii) [X]               Rule 12h-3(b)(1)(ii) [X]
       Rule 12g-4(a)(2)(i)  [ ]               Rule 12h-3(b)(2)(i)  [ ]
       Rule 12g-4(a)(1)(ii) [ ]               Rule 12h-3(b)(2)(ii) [ ]
                                              Rule 15d-6           [ ]

        Approximate number of holders of record as of the certification or notice date: 64

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: March 18, 2003                      TMANglobal.com, Inc.

                                          By: /s/ Robert J. Carlin
                                              ---------------------
                                              Robert J. Carlin
                                              President and
                                              Chief Executive Officer